Development Capital Group Inc.
Completed Carrier Profile & Alternative Form W-9 (Page 2 of this Package)
Completed and Signed Agreement (Pages 3 & 4 of this Package)
Certificate of Cargo & Liability Insurance,

CORPORATE OFFICE
Development Capital Group Inc.
6029 Paseo Acampo
Carlsbad, CA 92009
Phone   760-840-9409
 Fax       760-603-0877

Normal payment terms are twenty-three (23) days from receipt of the bills of lading AND invoice in the Corporate Office. Any receipts that you wish to be considered for reimbursement must be pre-approved AND included at the time the bills and invoice are presented for payment. Any questions about billing should be directed to the Accounting Department at the Corporate Office. Any questions about the load should be directed to the Agent Office with whom you booked the loa

Thank you for your assistance.

New Carrier Package - Instructions

Carrier Profile & Alternative Form W-9

General Information

Legal Name	Motor Carrier #
dba Name	Tax ID #
Address	☐ Individual or Sole Propietor
☐ Corporation
☐ Partnership
☐ Other:
☐ Exempt from Backup Withholding
City	State	Postal Code
Phone	Toll-Free	Fax

Email	Website

Remittance Information (If Different From Above

Payee
Address

City	State	Postal Code
Phone	Fax	Email

Equipment   Total Number  of Tractors:_________
Trailer Types	Number of Each	Deck Dimensions	Special Comments
R	15	48x102	Air Ride - EXAMPLE

Drivers
How Many Teams Do You Have? _________________	May We Advance You or Your Drivers? ☐ Yes ☐ No
How Do You Communicate With Your Drivers? ☐ Satellite ☐ Radio ☐ Cellular ☐ Pager Check-Call ☐ ____________

Insurance

Agency Name	Phone

Certification

I certify that:
1.      The number entered as Taxpayer ID # above is my correct taxpayer identification number, or I am waiting for a number to be issued to me; and
2.      I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal

Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Signed	Date

New Carrier Package - Profile

CARRIER TRANSPORTATION AGREEMENT

THIS AGREEMENT is made and executed at Carlsbad, CA, this _____ day of ___________, ______ , by and between DCG, Inc. ("Provider") of 6029 Paseo Acampo ,Carlsbad, CA 92009, and_________________________ ("Carrier") of ________________________                                                                                                            .

RECITALS

WHEREAS, Carrier is a licensed motor carrier pursuant to permit(s), where applicable in Docket No. __________________    and Provider desires to utilize the contract carrier services of Carrier designed to meet Provider's distinct needs; and

NOW THEREFORE, the parties hereto mutually covenant and agree as follows:

1.	Shipments: This Agreement contemplates a series of shipments, that Provider has been authorized by its customers to negotiate and arrange for transportation thereof, without commitment as to number.
2.
Term: This Agreement shall continue in effect for a period of one (1) year and thereafter on a month-to-month basis, subject to cancellation by either party at any time upon fourteen (14) days written notice.

3.
Carrier's Responsibilities: Carrier shall meet the distinct needs of Provider through transportation of Provider's traffic in an amount equal to the rates, accessorial charges, and to the destination or destinations set forth in Confirmation of Rate and Terms of Carriage Agreements (“Load Confirmation and Rate Agreement”), which by this reference are incorporated in this Agreement. Carrier herein appoints Provider as its agent for receipt of charges for services rendered in the movement of shipments handled by Carrier. Carrier must submit original proof(s) of delivery, any receipts that may be considered for reimbursement, and an invoice to Provider as agent for its customer. Payment terms shall be no more than thirty (30) days from receipt of necessary supporting documentation, barring any disputes or discrepancies. Carrier agrees that Provider is the sole party responsible for payment of Carrier’s invoices and that, under no circumstance, will Carrier seek payment from any shipper(s), consignee(s) or other party. Carrier will verify that it is named as the “carrier of record” on bill(s) of lading at the time of shipment, and if not, make the necessary corrections. Under no circumstance shall Carrier re-broker or tender a shipment to a third party for delivery without the express written consent of Provider.  Carrier shall maintain a satisfactory US DOT safety rating and shall be in compliance with all applicable laws.

4.
Equipment and Costs: Carrier agrees to furnish suitable equipment at its own expense for transportation under this Agreement. Carrier shall assume and pay all costs and expenses incident to the transportation of commodities and goods tendered under this Agreement. Carrier shall maintain and inspect any refrigeration or heating unit(s) in accordance with its insurance policy requirements at a minimum, and retain any records of such inspections for at least one (1) year.

5.
Back Solicitation: Carrier agrees that it shall not, during the term hereof, and for a period of one (1) year from the date of the termination of this Agreement, do any of the following: (i) directly or indirectly, solicit or otherwise contact any person or customer of Provider with whom Carrier had contact for the purpose of transporting shipments directly for or on behalf of such person or customer,  or engaging in any operation competitive with that of Provider; and (ii) directly or indirectly employ, hire or otherwise engage the services of or associate in any business with any person who is or has been employed by Provider during the term hereof, unless such participant or other person shall have ceased to be employed by Provider for at least one (1) year.

6.
Freight Claims:  Except as otherwise provided, the provisions of 49 CFR § 370 are by this reference incorporated herein.
Carrier assumes liability as a common carrier for loss, damage to, or destruction of any and all cargo while under Carrier’s possession, custody or control. Carrier shall inspect each load at the time it is tendered to assure its condition. If Carrier is tendered a load which is not in suitable condition, it shall notify Provider immediately. Cargo which has been tendered to Carrier intact and without exception, and delivered in a damaged condition, or lost or destroyed prior to delivery by Carrier shall be conclusively presumed to have been lost, damaged, or destroyed by Carrier. Claims will be filed with Carrier by the Owner of the cargo,  or its agent, and may be facilitated by Provider. Owner of the cargo is a third party beneficiary of this Agreement. Claims will be assessed at  invoice value or destination market value as  applicable, and  no  special or consequential damages will be assessed unless by special agreement. Carrier shall either pay owner of cargo directly or Provider shall  deduct from the amount Provider owes Carrier, and Provider shall pay owner of cargo on behalf of Carrier. Provider shall deduct the full actual loss of a claim from the amount otherwise owed Carrier if Carrier has not resolved the claim within ninety (90) days  from the date of the claim. Carrier agrees to indemnify Provider for any payments made hereunder. In the event of a loss, damage or delay, Carrier shall notify Provider immediately for further instructions. Carrier shall return all undelivered shipments at expense of responsible party (as determined by outcome of claim) to the point of origin or to other points as instructed. Carrier shall waive any and all right of salvage or resale of any cargo, and shall not under any circumstance allow cargo to be sold, made available for sale, or otherwise disposed of in any salvage markets or any other secondary outlets, unless otherwise specified in writing. In the event that cargo is returned and salvaged by the owner, Carrier shall receive credit for the actual salvage value of such cargo.

7.
Insurance: Carrier will procure and maintain in force continuously throughout the term of this Agreement, the following types of insurance: (i) Comprehensive General Liability Insurance, in no event less than one million dollars ($1,000,000.00) as; (ii) Public Liability Insurance in the amount of not less than one million dollars ($1,000,000.00) as required by federal regulation (BMC-91) on file; (iii) All-Risk, non-scheduled vehicle Cargo Insurance with a per unit minimum liability limit of one hundred thousand dollars ($100,000.00); (iv) Employer’s Liability and Workers Compensation Insurance with limits at or above statutory requirements for states in which Carrier shall operate, in an amount not less than five hundred thousand dollars ($500,000.00). All insurance required by this Agreement must be written by an insurance company having an A.M. Best rating of “B+” or better, and must be authorized to do business under the laws of the state(s) or province(s) in which Carrier provides transportation and related services. Carrier’s insurance shall be primary, and required to respond and pay prior to any other available coverage. Carrier agrees that it, its insurer(s), or anyone claiming by, through, or under Carrier shall have no claim, right of action, or right of subrogation against Provider, its affiliates, or its customers based on any loss or liability insured under the foregoing insurance. Carrier shall, prior to providing transportation and related services pursuant to this Agreement, name Provider as a certificate holder on each of the foregoing insurance policies, and shall cause its insurance company or agent to issue a certificate to Provider evidencing the foregoing coverage. Carrier represents and warrants that it will continuously fulfill the requirements of this section throughout the duration of this Agreement. Provider shall be notified in writing by Carrier’s insurance company at least ten (10) days prior to the cancellation, change, or non- renewal of the submitted insurance policies. If Carrier is self-insured, a certificate of the state in which the transportation services are to be performed must be furnished by such state agencies directly to Provider. Self-insured Insurance will meet or exceed the requirements of federal and state regulatory bodies having jurisdiction over Carrier’s performances pursuant to this Agreement.

8.
Status of Carrier: In the performance of the transportation services, Carrier shall be an independent for-hire contract carrier and shall not be nor act as either agent or employee of Provider. Carrier understands it has exclusive control and direction of the work it performs pursuant to this Agreement. Carrier assumes full responsibility for the payment of all local, state, federal and intra-provincial payroll taxes, and contributions or taxes for unemployment insurance, worker’s compensation insurance, pensions, and other social security or related protection with respect to the persons engaged by Carrier for its performance of transportation and related services. Carrier shall provide its Federal Tax Identification Number either by IRS Form W-9, or an alternative form given by Provider prior to commencing any transportation or related services under this Agreement.

9.
Applicable Law: The terms of this Agreement shall be governed by the laws of the State of CA. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be resolved in a court having jurisdiction in the county of Hall, in the state of CA .The parties waive the right to jury.  All costs and attorney fees shall be assessed against  the losing party.

10.
Indemnification:  Carrier shall indemnify, save, defend, and hold harmless Provider, its customers, and its subsidiaries and their respective officers, directors, employees, and contractors from and against all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, charges and expenses, including without limitation, fees and expenses of legal counsel and expert witnesses, which  are the result of or arising out of any or all of the work or services performed under this Agreement by Carrier, its employees, or its contractors.

11.
Entire Agreement: This Agreement, together with the Load Confirmation and Rate Agreement constitutes the entire agreement  between the parties. This Agreement may only be modified by a separate written agreement, signed by both parties. If any provision of this Agreement is held to be invalid, the remainder of this Agreement shall remain in force and effect with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

IN WITNESS WHEREOF, the parties have executed this Transportation Agreement by their duly authorized representatives on the date above first written.

GUARANTY: The undersigned as an inducement to Provider to enter into contract with Carrier, hereby guarantees performance and payment of all terms and conditions of this Agreement on behalf of Carrier.

PROVIDER: DCG, Inc.	CARRIER: SIGN:

/s/	/s/
BY:	BY:
ITS: President	ITS:

PROVIDER: DCG, Inc.CARRIER: SIGN: